HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES
                          COMPARATIVE NET INCOME (LOSS) PER SHARE CALCUALTION
                       THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1995 AND 1996
                            (dollars in thousands, except per share amounts)

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                                                 For the three          For the six
                                                  months ended          months ended
                                                    June 30,              June 30,
                                                 1995      1996       1995      1996

            Pro forma income before
             extraordinary loss                $   154   $   260    $     8   $   385
            Extraordinary loss, net                --     (1,318)       --     (1,318)
            Pro forma net income (loss)        $   154   $(1,058)   $     8   $  (933)

             Weighted average number of
              common and common equivalent
              shares                         4,425,000  5,092,000  4,425,000  4,760,000


            Primary and Fully Diluted Amounts
             Per Share:

              Pro forma net income
               before extraordinary loss       $  0.03   $  0.05    $  0.00   $  0.08
              Extraordinary loss, net              --      (0.26)       --      (0.28)
              Pro forma net income (loss)      $  0.03   $ (0.21)   $  0.00   $ (0.20)


            Weighted average number of shares
             and common stock equivalents:

             Weighted average number of
              common shares                  4,400,000 5,073,000  4,400,000 4,738,000

             Additional shares from assumed
              exercise of stock options
              granted with exercise price
              below initial public
              offering price                    25,000    19,000     25,000    22,000

                   Total number of shares used to
              calculate Primary and Fully
              Diluted Net Income (Loss)
              per Share                      4,425,000 5,092,000  4,425,000 4,760,000
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